Exhibit 99.1

Contact:

Investors	Media

Eugenia Shen	Bob Purcell

BioMarin Pharmaceutical Inc. (415) 506-6570	BioMarin Pharmaceutical Inc. (415) 506-3267

For Immediate Release:

BioMarin Names Jeff Ajer Senior Vice President, Chief Commercial Officer

Stephen Aselage to Leave the Company

Novato, Calif., September 5, 2012 – BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) today announced that Jeff Ajer, the current Vice President, Commercial Operations, the Americas, will be promoted to Senior Vice President, Chief Commercial Officer. Mr. Ajer has more than 20 years of experience building industry-leading commercial organizations within rare disease and specialty medicine. He will lead the company’s global marketing and sales organizations and report directly to BioMarin’s CEO, Jean-Jacques Bienaimé.

In his most recent role, Mr. Ajer had P&L responsibility for commercial operations throughout the Americas, including markets critical for company growth, such as the U.S. and Brazil, and led product marketing, reimbursement and sales operations for BioMarin. Since joining as one of the first sales and marketing employees, Mr. Ajer has played a leadership role in establishing BioMarin’s successful commercial infrastructure and global footprint, shaped the launches and growth strategies for Naglazyme and Kuvan and led commercial planning for late-stage pipeline programs, including GALNS. Mr. Ajer initially joined the company in 2005, as Vice President of Sales and Marketing Operations.

Immediately prior to BioMarin, Mr. Ajer served as Vice President, Global Transplant Operations at Genzyme Corporation. His experience prior to Genzyme includes roles in sales, marketing and operations at SangStat Medical Corporation and ICN Pharmaceuticals. Mr. Ajer received both a B.S. in chemistry and an M.B.A. from the University of California, Irvine.

Stephen Aselage, Executive Vice President, Chief Business Officer, will be leaving the company to pursue other opportunities effective October 15, 2012. Mr. Aselage will receive a severance payment based on the terms of his employment agreement.

“We wish to thank Steve for his work building BioMarin’s highly successful global commercial organization,” said Mr. Bienaime. “We are confident Jeff will leverage his deep commercial experience in the rare disease space and long tenure as a senior leader in our commercial organization to strengthen our global marketing and sales as we enter a potentially transformative era for the company and patients around the world.”

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company's product portfolio comprises four approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany; and Firdapse™ (amifampridine), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Product candidates include GALNS (N-acetylgalactosamine 6-sulfatase), which is currently in Phase III clinical development for the treatment of MPS IVA, amifampridine phosphate (3,4-diaminopyridine phosphate), which is currently in Phase III clinical development for the treatment of LEMS in the U.S., PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase), which is currently in Phase II clinical development for the treatment of PKU, BMN-701, a novel fusion protein of insulin-like growth factor 2 and acid alpha glucosidase (IGF2-GAA), which is currently in Phase I/II clinical development for the treatment of Pompe disease, BMN-673, a poly ADP-ribose polymerase (PARP) inhibitor, which is currently in Phase I/II clinical development for the treatment of genetically-defined cancers, and BMN-111, a modified C-nutriuretic peptide, which is currently in Phase I clinical development for the treatment of achondroplasia. For additional information, please visit www.BMRN.com. Information on BioMarin's website is not incorporated by reference into this press release.

BioMarin®, Naglazyme®, Kuvan® and Firdapse™ are registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

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